Exhibit 99.3

Excerpts from the Preliminary Offering Memorandum of Turning Point Brands, Inc.,
dated July 22, 2019

RECENT DEVELOPMENTS

Preliminary Results for the Quarter Ended June 30, 2019

We are currently finalizing our financial results for the three months ended June 30, 2019. The financial results discussed below as of and for the three months ended June 30, 2019 are preliminary, based upon our estimates and subject to completion of financial closing procedures. This data has been prepared by and is the responsibility of our management. Our independent registered public accounting firm, RSM US LLP, has not audited, reviewed, compiled or performed any procedures, and will not express an opinion or any other form of assurance with respect to these estimates. The summary is not a comprehensive statement of our financial condition as of and for this period and our actual results and financial condition may differ materially from these estimates following the completion of our financial closing procedures, or as a result of other adjustments or developments that may arise before the results for this period are finalized. In addition, even if our actual results and financial condition are consistent with these preliminary results, those results or developments may not be indicative of results or developments in subsequent periods.

While complete financial information is not available, based on information currently available, we expect our results for the quarter ended June 30, 2019 and certain of our balance sheet items as of June 30, 2019 to be as presented in the tables below.

	Three months ended June 30,
	2019	2018
	(unaudited)
	dollars in millions
Net sales	$93.3	$81.1
Cost of sales	52.2	45.3
Gross profit	41.1	35.8
% Margin	44.1%	44.1%

Selling, general and administrative expenses	21.2	21.0
Operating Income	$19.9	$14.8

Interest expense, net	3.7	3.5
Pension/postretirement expense	—	0.3
Loss of extinguishment of debt	0.2	—
Investment income	(0.1)	(0.1)
Income before income taxes	16.2	11.2
Income tax expense	3.0	1.9
Net Income	$13.2	$9.3

As of June 30, 2019
(unaudited) dollars in millions
Cash	$2.1
Long-term indebtedness
Revolving credit facility	15.0
2018 First Lien Credit Facility	150.0
2018 Second Lien Credit Facility	35.5
Note Payable – IVG	4.0
Total Debt	$204.5

Columns in the tables above may not add up to total due to rounding.

For the three months ended June 30, 2019, net sales in our Smokeless segment increased to approximately $26.2 million from $24.4 million for the three months ended June 30, 2018. For the same period, net sales in our Smoking segment decreased to approximately $25.4 million from $29.3 million for the three months ended June 30, 2018. Net sales in our NewGen segment increased to approximately $41.8 million compared to $27.4 million for the same period in the prior year.

A reconciliation of our preliminary calculations of EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow to net income, the most directly comparable GAAP financial measure, for the quarters ended June 30, 2019 and June 30, 2018 is provided below:

	Three months ended June 30,
	2019	2018
	(unaudited)
	dollars in millions
Net income attributable to Turning Point Brands, Inc.	$13.2	$9.3
Add:
Interest expense, net	3.7	3.5
Income tax expense	3.0	1.9
Depreciation expense	0.6	0.6
Amortization expense	0.4	0.2
Loss on extinguishment of debt	0.2	—
EBITDA	$21.1	$15.4
Components of Adjusted EBITDA
Other*	(0.1)	0.2
Stock options, restricted stock, and incentives expense	1.2	0.5
Transaction expenses and strategic initiatives	0.2	1.0
New product launch costs	1.3	—
Severance charges and organizational development	0.2	—
Vendor settlement	(5.5)	—
Adjusted EBITDA	$18.3	$17.2
Less: Capital Expenditures	$(1.2)	$(0.6)
Adjusted Free Cash Flow	$17.1	$16.6

Columns in the tables above may not add up to total due to rounding.

*	Other includes LIFO adjustment, non-cash pension/postrestirement expense (income) and foreign exchange hedging.

Solace Salts Acquisition

In July 2019, we acquired Solace Technologies (“Solace”) for $15.25 million in total consideration, comprised of $8.25 million in cash and $7.0 million of our performance based restricted stock units. Solace is an innovative product development company that has grown from the creator of one of the leading vape juice brands in the industry into a leader of alternative ingredients product development. We intend to incorporate Solace’s legacy as well as its new and innovative products into our Nu-X Ventures LLC (“Nu-X Ventures”) development engine. Solace’s 2018 Sales and EBITDA were approximately $10 and $3 million, respectively, after adjusting for certain transactions that would be considered intercompany after giving effect to the acquisition.

ReCreation Marketing Investment

In July 2019, we acquired a 30% stake in Recreation Marketing (“ReCreation”), a Canadian distribution start-up, for cash consideration of US$3 million. ReCreation is a specialty marketing and distribution firm focused on building brands in the Canadian smoking and vaping categories. ReCreation’s management has significant expertise in marketing and distributing tobacco and alternative products throughout Canada. We intend on using the ReCreation platform to launch RipTide®, our proprietary, groundbreaking non-tobacco e-liquid vape technology, into the Canadian market as well as a wide variety of Nu-X Ventures products including a portfolio of CBD products once regulations allow.

RISK FACTORS

The following risk factor updates disclosure included in our Form 10-K:

Some of our products are subject to developing and unpredictable regulation.

Some of our NewGen products marketed through our Nu-X subsidiary and similar third-party products sold through our NewGen distribution vehicles may be subject to uncertain federal, state and local regulations concerning hemp, CBD and other non-tobacco consumable products. Enforcement initiatives by those authorities are therefore unpredictable and impossible to anticipate. We anticipate that all levels of government are likely to seek in some way to regulate these products, but the type, timing, and impact of such regulations remains uncertain. Accordingly, we cannot give any assurance that such actions would not have a material adverse effect on this emerging business.

We are currently and plan in the future to commercialize in the United States a variety of products containing hemp-derived CBD. While the Agriculture Improvement Act of 2018, or the Farm Bill, exempted hemp and hemp-derived products from the Controlled Substances Act, or the CSA, any such product commercialization may become subject to various laws, including the Farm Bill, the Food, Drug and Cosmetic Act, or the FD&CA, the Dietary Supplement Health and Education Act, or DSHEA, applicable state and/or local laws, and FDA regulations. We intend to offer hemp-derived CBD products in full compliance with laws and regulations. Nevertheless, violations of any such law or regulation could result in warning letters, significant fines, penalties, administrative sanctions, injunctions, convictions or settlements arising from civil proceedings initiated.